Exhibit 10.3

EXECUTION COPY

CONFIDENTIAL TREATMENT
PROCESSING SERVICES AGREEMENT

This PROCESSING SERVICES AGREEMENT (“Agreement”) is made this 11th day of August, 2004 (“Effective Date”), by and between Cardinal Health PTS, LLC, having a place of business at 4401 Alexander Blvd., NE, Albuquerque, New Mexico 87107 (“Cardinal Health”) and Cubist Pharmaceuticals, Inc. (“Cubist”), having its principal place of business at 65 Hayden Avenue, Lexington, MA 02421.

A.            Cardinal Health provides contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

B.            Cubist has certain proprietary technology relating to a certain pharmaceutical Product and wants Cardinal Health to assist in the formulation, filling, packaging and testing on such Product as provided in this Agreement and the attachments hereto.

C.            Cardinal Health and Cubist are parties to an April 14, 2004 agreement, captioned a “Quotation”, for the development and approval of Cardinal Health’s processing of Cubist’s CUBICIN® (daptomycin for injection) “Product” (defined below) (the “Development Agreement”).

D.            Cardinal Health and Cubist are parties to a September 30, 2003 Packaging Agreement, pursuant to which Cardinal Health provides certain services to Cubist in connection with the packaging of CUBICIN that has been processed by a third party (the “Packaging Agreement”).

E.             Cubist desires to engage Cardinal Health to provide certain services to Cubist in connection with the processing of CUBICIN; and Cardinal Health desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1           “Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party.  For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2           “API” means the active pharmaceutical ingredient set forth in Exhibit A which has been released by Cubist and provided to Cardinal Health, along with a Certificate of Analysis, as provided in this Agreement.

1.3           “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Cardinal Health or Cubist, as the context requires under this Agreement, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the Good Manufacturing Practices for Finished Pharmaceuticals promulgated by the Regulatory Authorities, as amended from time to time (“GMPs”).

1.4           “Batch” means a defined quantity of formulated bulk drug solution which has been or is in the process of being packaged into Dosage Containers in accordance with the Specifications.

1.5           “Batch Record” means a document consisting of master manufacturing formula, appropriate packaging bill of materials and instructions, and exception documentation, such as non-conforming material reports, deviations, variance reports, and additional documentation which may have been processed as part of the production record of a Batch.

1.6           “Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.7           “Cardinal Health Materials” shall have the meaning set forth in Article 12.

1.8           “Certificate of Analysis” or “COA” means a document certifying that the Product was manufactured in a GMP compliant facility and was tested in accordance with, and meets the applicable Specifications.  COAs for Product will contain at least the following information: (a) date; (b) list number; (c) lot number; (d) name of Product; (e) name of test; (f) Specification limit; (g) test result as a numerical value unless designated pass/fail in the specification limit; and (h) Cardinal Health Quality Assurance department approval.  ..

1.9           “Change Order” shall have the meaning set forth in Section 4.5(a).

1.10         “Commencement Date” means the first date upon which a Regulatory Authority approves Cardinal Health as a manufacturer of the Product.

1.11         “Confidential Information” is as defined in Section 11.2.

1.12         “Contract Year” means each consecutive twelve (12) month period beginning on the Commencement Date.

1.13         “Cubist Materials” shall have the meaning set forth in Article 12.

1.14         “Cubist’s Marks” shall mean Cubist’s name, any trademark, trade name, service name, and any other names for which Cubist has rights or for which application has been made, or may be made during the term of this Agreement, to the applicable Regulatory Authority for recognition as a registered trademark or service mark of Cubist or the Product, including, without limitation, the mark CUBICIN.

1.15         “Defective Product “ shall have the meaning set forth in Section 5.3.

1.16         “Dispute” shall have the meaning set forth in Section 18.9.

1.17         “Dosage Container” means any final dosage form container(s) the parties may agree upon in writing from time to time.

1.18         “Effective Date” means the date set forth on page 1 of this Agreement.

1.19         “Estimated Commitment” shall have the meaning set forth in Section 4.1.

1.20         “Facilities” means Cardinal Health’s facilities located in Albuquerque, New Mexico or such other facility as agreed to in writing by the parties.

1.21         “FDA” means the United States Food and Drug Administration.

1.22         “Firm Commitment” shall have the meaning set forth in Section 4.1.

1.23         “Latent Defect” means a defect that Cubist could not reasonably have discovered upon inspection and testing of samples from each Batch of Product and that is conclusively determined to be attributable to Cardinal Health prior to delivery of such Batch of Product in accordance with Section 6.1.

1.24         “Intellectual Property” means all intellectual property (whether or not patented), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.

1.25         “Master Batch Record” means a document consisting of the specific procedures for the manufacturing formula and appropriate packaging bill of materials to produce and store the product in accordance with the Specifications and Applicable Laws.

1.26         “Minimum Requirement” shall have the meaning set forth in Section 4.1.

1.27         “Process” or “Processing” means the compounding, filling, producing, labeling and packaging of the API and Raw Materials into Product in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.28         “Processing Date” means the day on which the Product is to be compounded by Cardinal Health.

1.29         “Product” means the API Processed into Dosage Containers and packaged in accordance with the Specifications.

1.30         “Purchase Order” shall have the meaning set forth in Section 4.3.

1.31         “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications, as provided in Exhibit A, but not including the API.

1.32         “Regulatory Authority” means the US Food and Drug Administration and any other governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.33         “Rolling Forecast” shall have the meaning set forth in Section 4.2.

1.34         “Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Exhibit A for Product, which are hereby incorporated by reference into this Agreement, along with any valid amendments or modifications thereto, subject to the terms and conditions set forth in Article 8.

1.35         “Term” shall have the meaning set forth in Section 15.1.

1.36         “Territory” means the United States of America and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.37         “Unit Pricing” shall have the meaning set forth in Section 7.1.

ARTICLE 2

VALIDATION, PROCESSING & RELATED SERVICES

2.1           Supply and Purchase of Product.  During the Term, Cardinal Health shall Process and supply to Cubist the Product in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement. Cubist shall purchase the Product from Cardinal Health in accordance with the terms and conditions of this Agreement.  Cardinal Health shall not use any third party contractors or subcontractors to perform any of the Processing without Cubist’s prior written consent.

2.2           Other Related Services.  Cardinal Health shall provide other services upon terms and conditions agreed to by the parties in writing from time to time.

ARTICLE 3

MATERIALS

3.1           API. Cubist shall supply to Cardinal Health for Processing, at Cubist’s sole cost, the API and applicable reference standards in quantities sufficient to meet Cubist’s requirements for each Product as further set forth in Article 4.  Prior to delivery of any of the API or reference standard to Cardinal Health for Processing, Cubist shall provide to Cardinal Health a copy of the API Material Safety Data Sheet (“MSDS”), as amended, and any subsequent revisions thereto. Cubist shall supply the API and reference standards [ ]* no later than [ ]* before the scheduled Processing Date upon which such API will be used by Cardinal Health hereunder.  Cubist shall provide Cardinal Health with the API certificates of analysis, as provided to Cubist by its API supplier, prior to the shipment of API to Cardinal Health. Upon receipt of the API, Cardinal Health shall conduct UV and IR identification testing of the API only. Cardinal Health shall use the API solely and exclusively for Processing under this Agreement.

3.2           Raw Materials.  Cardinal Health shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing.  In certain instances, Cubist may require a specific supplier to be used for Raw Material.  In such an event, the supplier will be specified in the Specifications, and Cubist shall be responsible for the timeliness, quantity and quality of supply of such Raw Materials.  If the cost of any such Raw Material is greater than Cardinal Health’s costs for the same raw material of equal quality from other suppliers, Cardinal Health shall add the difference between Cardinal Health’s cost of the Raw Material and Cubist’s mandated supplier’s cost to the Unit Price of the Product.  [ ]* will be responsible for all costs associated with qualification of a new supplier of a Raw Material not previously qualified by Cardinal Health.  Unless a particular Raw Material can, with Cubist’s prior written consent, be replaced with the same raw material from another supplier, Cardinal Health shall [ ]* of Product if (i) [ ]*, a particular Raw Material necessary to Process the Product, and (ii) Cardinal Health placed orders for Raw Materials necessary to Process the Product promptly following receipt of Cubist’s [ ]*.

3.3           Artwork and Packaging. Cubist shall provide or approve, prior to the procurement of applicable components, all artwork,   and packaging information necessary to Process the Product.  Such artwork and packaging information is and shall remain the exclusive property of Cubist, and Cubist shall be solely responsible for the content thereof.  Cardinal Health agrees not to use such artwork, advertising and packaging information or any reproduction thereof following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.4           Reimbursement for Raw Materials. In the event of (i) a Specification change for any reason permitted hereunder, (ii) termination or expiration of this Agreement; or (iii) obsolescence of any Raw Material,  Cubist shall bear the cost of any unused Raw Materials that Cardinal Health is unable to use for any other product that it processes, provided that (a) Cardinal Health purchased such Raw Materials in quantities consistent with Cubist’s [ ]* and the

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

supplier’s minimum purchase obligations, and (b) Cardinal Health has used commercially reasonable efforts to use such Raw Materials for another product or products that it processes.

ARTICLE 4

PURCHASE ORDERS & FORECASTS

4.1           Initial Forecasts.  On or before the [ ]* of the calendar quarter, beginning at least [ ]* prior to the anticipated Commencement Date, Cubist shall furnish to Cardinal Health a written [ ]* rolling forecast of the quantities of Product that Cubist intends to order from Cardinal Health during the [ ]* period commencing with the start of the next calendar quarter (“Initial Forecast”).  The first [ ]* of such Initial Forecast shall constitute a binding commitment for the quantities of Product specified therein (“Firm Commitment”) and the following [ ]* of the Initial Forecast shall be non-binding, good faith estimates (“Estimated Commitment”).

4.2           Rolling Forecasts.  Following the Initial Forecast, on or before the [ ]* of each calendar quarter, Cubist shall furnish to Cardinal Health a written [ ]* rolling forecast of the quantities of Product that Cubist intends to order from Cardinal Health during the [ ]* period commencing with the start of the next calendar quarter (“Rolling Forecast”).   The first [ ]* of such Rolling Forecast shall constitute a Firm Commitment and the following [ ]* of the Rolling Forecast shall be Estimated Commitments.

4.3           Purchase Orders and Supply.  Along with the Initial Forecast and each Rolling Forecast, Cubist shall submit a purchase order for the Firm Commitment portion of the Rolling Forecast, which specifies the actual number of Batches to be Processed, the approximate number of Dosage Containers in each Batch, and the requested delivery dates for each Batch during such period (“Purchase Order”).  Except for the Purchase Orders accompanying the Initial Forecast, Cubist shall submit each Purchase Order to Cardinal Health at least [ ]* in advance of the delivery date requested in the Purchase Order. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control.  Cardinal Health shall supply Cubist with Product in conformance with the Specifications and the Master Batch Record and, subject only to Section 4.4 below, in accordance with the quantities set forth in a Purchase Order, including the specified delivery dates, provided that such Purchase Order has been completed and submitted in accordance with this Agreement.  Within [ ]* following Cardinal Health’s receipt of a Purchase Order, Cardinal Health shall notify Cubist in writing of the anticipated Processing Dates for the Product ordered under such Purchase Order, and will subsequently notify Cubist of any changes to such Processing Dates; provided, that, any such change shall not affect Cardinal’s obligation to deliver Product [ ]*.

4.4           Cardinal Health’s Cancellation of Purchase Orders. Notwithstanding the terms and conditions set forth in Section 4.5 below, to the extent that Cubist refuses or fails to make scheduled deliveries of the API necessary for Cardinal Health to satisfy such Purchase Order and Cardinal Health does not otherwise have sufficient quantity of API on hand to satisfy such Purchase Order,  Cardinal Health reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Cubist, and Cardinal Health shall have no further obligations or liability with respect to such Purchase Order.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

4.5           Cubist’s Modification or Cancellation.

(a)           Cubist may modify the delivery date, Specifications or quantity of Product in a Purchase Order only by submitting a written change order (“Change Order”) to Cardinal Health at least [ ]* in advance of the earliest scheduled Processing Date for the Product covered by such Purchase Order.  Such change order shall be effective and binding against Cardinal Health [ ]*; provided, that Cardinal Health shall use commercially reasonable efforts to accommodate the changes within reasonable manufacturing capabilities and efficiencies.  Cardinal Health shall advise Cubist in writing of the reasonable costs associated with making any such change. If Cubist does not indicate to Cardinal in writing that Cardinal Health should proceed to make the change, Cubist shall notify Cardinal Health whether or not Cubist wants Cardinal Health to supply the Product pursuant to the original Purchase Order or pursuant to the changed Purchase Order.  If the change is required by a change in Specifications, the terms of Section 8.1 shall also apply.

(b)           If Cubist cancels any Purchase Order, Cubist shall pay a fee as set forth in the following table:

[ ]*	[ ]*	[ ]*
[ ]*	[ ]*	[ ]*
[ ]*	[ ]*	[ ]*
[ ]*	[ ]*	[ ]*
[ ]*	[ ]*	[ ]*
[ ]*	[ ]*	[ ]*

(c)           If Cubist fails to place Purchase Orders sufficient to satisfy the first [ ]* of the Firm Commitment for any Rolling Forecast, Cubist shall, within [ ]* of receipt of invoice, pay to Cardinal Health the unit price for all units that were not ordered, but would have been Processed if Cubist has placed Purchase Orders sufficient to satisfy the Firm Commitment.

4.6           Failure to Deliver. If Cardinal Health has not supplied one or more Batches of Product ordered by Cubist in a Purchase Order, Cubist may increase or reduce its Firm Commitment and corresponding Purchase Orders for the next calendar quarter by the number of Batches of Product that Cardinal Health [ ]*, and Cardinal Health shall supply Product to Cubist in accordance with such revised Purchase Orders.  Any such increase or reduction by Cubist shall in no way affect any other remedies that Cubist may have in law or equity for Cardinal Health’s failure to supply such Batches in accordance with a Purchase Order.

4.7           Inspection of Processing, Records and Facilities. Cubist may base up to [ ]* representatives at the Facilities to observe the Processing, provided that Cubist provides Cardinal Health at least [ ]* advance written notice of the attendance of such Cubist representatives.  Cubist shall have the right, on reasonable advance written notice, to perform: (i) one annual quality assurance audit and inspection of Cardinal Health’s records and production facilities relating to the Processing so that Cubist may evaluate Cardinal Health’s quality control, manufacturing, labeling, packaging and testing processes and Standard Operating Procedures,

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

and (ii) one annual audit of Cardinal Health’s inventory and inventory control processes, including physical counts of inventory, comparison of physical counts to inventory counts in Cardinal Health’s documentation and on its systems, and an audit of Cardinal Health’s inventory receipt and shipment processes; provided, that, Cubist shall have the right to perform additional audits and inspections to the extent that: (a) Cubist has reasonable cause to believe that the Facilities or Cardinal Health’s production of Product hereunder is not in compliance with GMPs, the Specifications or this Agreement; (b) such an audit is mandated by a Regulatory Authority or necessary to respond to questions from any Regulatory Authority; or (c) the Product is recalled.  Cubist shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises, except to the extent any harm is caused by the negligent or wrongful action or activity by or on behalf of Cardinal Health and its employees and agents.

ARTICLE 5

TESTING; SAMPLES; RELEASE

5.1           Testing by Cardinal Health; Acceptance by Cubist.  Following Processing, Cardinal Health shall test each Batch for conformance with Specifications and compliance with GMPs in accordance with Cardinal Health’s standard quality assurance procedures.  Initially, Cardinal Health will test only for sterility and deliver samples of each Batch to a GMP-compliant third party testing facility for finished Product testing on behalf of Cubist.  Following transfer of the applicable test methods and upon at least [ ]* prior written notice from Cubist to Cardinal Health, Cardinal Health will perform finished Product testing pursuant to the Specifications.  Within [ ]* after Cardinal Health’s completion of Processing, Cardinal Health shall provide Cubist with an accurate and complete Batch Record and Certificate of Analysis for each Batch Processed.  Prior to Cardinal Health becoming obligated to perform finished Product testing, Cardinal Health shall be responsible for completing the Certificate of Analysis only with respect to sterility.  Thereafter, Cardinal Health shall provide complete Certificates of Analyses.  Cubist shall have a period of [ ]* from the date of its receipt of all completed Batch Records and Certificates of Analyses for a Batch of Product to complete its review of such documents and either release the Batch for delivery or notify Cardinal Health that the Batch does not comply with the Specifications.  Cardinal Health shall deliver Product to Cubist in accordance with Section 6.1 only upon Cubist’s release of each Batch.  Prior to such Batch release by Cubist, Cardinal Health shall store Product under quarantine in accordance with Product labeling, the Master Batch Record and all Applicable Laws.  Cubist shall have a period of [ ]* from the date of its receipt of a shipment of Product to inspect such shipment for shortage of quantity, damage or failure of the Product to conform to the warranty in Section 10.1.  Acceptance by Cubist shall occur either upon Cubist’s providing written notice to Cardinal Health of acceptance or upon the expiration of the [ ]* period, if Cubist has not provided notice of rejection, as provided in Section 5.2; provided, however, in the case of Latent Defects, Cubist shall have [ ]* from the date it becomes aware of any such Latent Defect to reject any Product in accordance with Section 5.2.

5.2           Rejection; Disagreements Regarding Rejection. If Cubist rejects Product for failure to conform to the Specifications and Applicable Laws or damage caused prior to delivery, it shall promptly notify Cardinal Health.  In the event of a disagreement between the parties as to the basis for Cubist’s rejection, the parties shall cause a mutually acceptable, GMP-compliant, independent laboratory to review records, test data and to perform comparative tests and/or

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

analyses on samples of the Product to determine whether the basis for Cubist’s rejection is accurate.  The independent party’s results shall be final and binding.  Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party which was found by the independent laboratory to be incorrect.

5.3           Shortage in Quantities.  If Cubist determines that Cardinal Health has invoiced Cubist for more vials than have been delivered in a particular shipment, Cubist shall notify Cardinal Health and the parties shall work together in good faith to resolve such discrepancy.  If Cardinal Health has overcharged Cubist, Cardinal Health shall provide Cubist a corrected invoice.

5.4           Replacement of Product.  In the event of failure of Product to conform to warranty in Section 10.1 or Product that was damaged prior to delivery (“Defective Product”), whether as determined by Cardinal Health or an independent laboratory under Section 5.2, Cardinal Health shall replace all such Product with conforming Product.  THE OBLIGATION OF CARDINAL HEALTH TO (i) REPLACE PRODUCT PURSUANT TO THIS SECTION 5.4 AND (ii) REIMBURSE CUBIST FOR ITS ACTUAL COST OF ANY LOST, DAMAGED, OR DESTROYED API OR API THAT IS NO LONGER USABLE AS A RESULT OF BEING USED FOR DEFECTIVE PRODUCT IN AN AMOUNT NOT TO EXCEED THE LIMITATION SET FORTH IN SECTION 16.1 SHALL BE CUBIST’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT [ ]* AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.5           Supply of Material for Replacement Product .  In the event Cardinal Health is required to replace Product pursuant to Section 5.3 above, Cubist shall supply, at its sole cost, Cardinal Health with sufficient quantities of the API in order for Cardinal Health to complete such replacement.

ARTICLE 6

DELIVERY

6.1           Delivery. Cardinal Health shall segregate and store all Product in accordance with the Product labeling, Master Batch Record and all Applicable Laws until delivery to a common carrier selected by Cubist as set forth herein. Cardinal Health shall tender the Product for delivery on the delivery date specified in the applicable Purchase Order or such other date mutually agreed to by the parties, [ ]*.  Cubist shall be responsible for all costs and risk of loss associated with shipment of the Product.  Cubist shall retain title to the API at all times; however, Cardinal Health shall assume all responsibility and risk for the safekeeping, storage and handling of all API and Product while in Cardinal Health’s possession or control, subject to the limitation set forth in Section 16.1.

6.2           Failure to Take Delivery.  If Cubist fails to take delivery on any scheduled delivery date, Cubist shall be invoiced on the first day of each month for the stored Product and reasonable administration and storage costs.  For each such Batch of undelivered Product, Cubist agrees that: (i) Cubist has made a fixed commitment to purchase such Product, (ii) risk of ownership for such Product passes to Cubist, (iii) such Product shall be on a bill and hold basis for legitimate business purposes, (iv) if no delivery date is determined at the time of billing, Cardinal Health

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

shall have the right to ship the Product to Cubist within four (4) months after billing, and (v) Cubist will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control.  Within five (5) days following a written request from Cardinal Health, Cubist shall provide Cardinal Health with a letter confirming items (i) through (v) of this Section for each such Batch of undelivered Product.

ARTICLE 7

PRICING AND PAYMENT

7.1           Unit Pricing.  Cubist shall pay to Cardinal Health the unit pricing set forth on Exhibit B-1 (“Unit Pricing”) for all Product.  In the event Cubist requests services other than Processing Product, Cardinal Health shall provide a written quote of the fee for such additional services and Cubist shall advise Cardinal Health whether it wishes to have such additional services performed by Cardinal Health.

7.2           Price Increase. The Unit Pricing may be adjusted on an annual basis, effective on each anniversary date of this Agreement, upon [ ]* written notice from Cardinal Health to Cubist in an amount equal to the most recent annual percentage increase of the [ ]*, provided, however, that in no event shall such increase be less than [ ]* or more than [ ]*.

7.3           Taxes; Duty. All taxes and duties assessed on the Raw Materials, API or the Product prior to or upon sale to Cubist, other than taxes based on Cardinal Health’s income, are the responsibility of Cubist, and Cubist shall reimburse Cardinal Health for any such taxes or duties paid by Cardinal Health.

7.4           Payment Terms. Cardinal Health shall invoice Cubist for all Product following delivery to Cubist pursuant to Section 6.1, and payment for such invoices shall be due within [ ]* after Cubist’s receipt of such invoice. In the event payment is not received by Cardinal Health on or before the [ ]* after the date of the invoice, then such unpaid amount not disputed in good faith shall accrue interest at the rate of [ ]* per month until paid in full.

7.5           Annual True-Up.  Within [ ]* following the end of each contract year during the Term, the first of which shall commence on the Effective Date and end twelve months thereafter, the parties shall reconcile the number of units of Product ordered, shipped and paid for hereunder with the minimum annual pricing set forth on Exhibit B-1 hereto.  In the event that Cubist has overpaid for each unit based on the actual number of units purchased, Cardinal Health shall refund to Cubist the difference. In the event Cubist has underpaid, Cardinal Health will invoice Cubist for any amounts due to Cardinal Health.  For purposes of example only, if Cubist actually purchases 2,500,000 vials of Product, but forecasted only 1,000,000, and Cardinal Health invoiced Cubist for all units at the price set for 1,000,000 units, then Cubist shall be entitled to a refund so that it paid for all 2,500,000 units at the lower price set for 2,000,000 or more vials. Likewise, if Cubist actually purchases 1,000,000 vials of Product, but forecasted 2,500,000, and Cardinal Health invoiced Cubist for 1,000,000 units at the price set for 2,500,000 units, then Cardinal Health shall invoice Cubist in an amount such that Cubist shall have paid for all 1,000,000 units at the higher price set for 1,000,000 vials.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE 8

CHANGES TO SPECIFICATIONS OR PROCESS

8.1           Specification Changes.  All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties.  No change in the Specifications shall be implemented by Cardinal Health, whether requested by Cubist or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and [ ]* associated with such change.  Cardinal Health shall respond promptly to any request made by Cubist for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner.  Immediately after a request is made for any change in Specifications, Cardinal Health shall notify Cubist of the [ ]* associated with such change and shall provide [ ]* as Cubist may reasonably require.  Cubist shall pay all mutually agreed upon costs associated with such agreed upon changes. If the parties cannot reasonably agree in good faith upon [ ]* associated with a requested change in the Specifications within [ ]* of the request for the change, Cubist shall have the right to [ ]*, and the parties shall negotiate in good faith an equitable settlement of the amounts that would otherwise be due from Cubist to Cardinal Health for Cubist’s then current Firm Commitment, based on the reasons for the requested change.

8.2           Process Changes.  A Process change shall be treated as a Specification change and shall be handled as provided in Section 8.1.  Cardinal Health shall promptly provide Cubist with any and all change control documents, deviation reports, and any other investigation reports relating to the Process.  Cardinal Health shall not implement changes to the Process without the prior written consent from Cubist.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1           Batch Records and Data.  Within [ ]* following the completion of Processing of each batch, Cardinal Health shall provide Cubist with properly completed copies of Batch Records prepared in accordance with the Specifications; provided, however, that if testing reveals an out-of-Specification (“OOS”) result, Cardinal Health shall immediately notify Cubist in writing and shall provide such Batch Records within [ ]* following resolution of the OOS result.  Cardinal Health will conduct OOS investigations (including OOS investigations at third parties) with prior written approval from Cubist.  If such an investigation indicates that Cardinal Health is responsible for the OOS result, Cardinal Health will not charge Cubist for the investigation costs, and Cardinal Health shall replace any Defective Product in accordance with Sections 5.4 and 5.5.  If an OOS investigation does not indicate that Cardinal Health is responsible for the cause of an OOS result, the cost of the investigation will be invoiced to Cubist at [ ]*.

9.2           Recordkeeping.  Cardinal Health shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by all Applicable Laws.  Such information shall be maintained in forms, notebooks and records for a period of at least [ ]*, provided, however that (i) Cardinal Health may maintain such records for a shorter period of no less than [ ]* from the relevant finished Product expiration date if Cardinal Health’s standard operating

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

procedures provide for such a shorter period, and (ii) Cardinal Health shall in no event retain such records for less than the period required under Applicable Laws.  If Cardinal Health plans to discontinue such storage prior to expiration of the [ ]* period, Cardinal Health shall provide Cubist with sufficient prior written notice so that Cubist can arrange for alternative storage, and Cardinal Health shall cooperate with Cubist to have any such documentation transferred to an alternative storage facility.

9.3           Regulatory Compliance.  Cubist shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the Product and the Processing under this Agreement other than with respect to the Facilities, including any Product licenses, applications and amendments in connection therewith.  Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facilities.  During the Term, Cardinal Health will: (a) assist Cubist with all regulatory matters relating to Processing under this Agreement and (b) provide all information necessary to support the CMC sections of Cubist’s regulatory filings for Product, at Cubist’s request and at Cubist’s expense.  Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing under this Agreement.

9.4           Governmental Inspections and Requests.  Cardinal Health shall immediately advise Cubist if an authorized agent of any Regulatory Authority visits the Facilities concerning the Processing of the Product.  Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit Cardinal Health’s books and records with respect to Processing under this Agreement, Cardinal Health shall immediately notify Cubist, and shall provide Cubist with a copy of any written document received from such Regulatory Authority relating to the Product no later than [ ]* hours after Cardinal Health’s receipt thereof.  Cubist shall have a right to have up to [ ]* representatives attend any inspection described in the first two sentences of this Section 9.4 or, in the alternative, Cardinal Health shall provide daily reports generally summarizing the inspectional process and any findings communicated by the Regulatory Authority to a designated Cubist representative.  Cardinal Health shall furnish to Cubist a copy of the report by such Regulatory Authority, if any, within [ ]* of Cardinal Health’s receipt of such report.  In addition, Cardinal Health shall immediately notify Cubist of other Regulatory Authority inspections of the Facilities that are not directly related to the Processing of the Product if Cardinal Health has a reasonable basis to believe that the subject of, or issues identified during, such inspection are likely to impact the Processing of the Product.  Cardinal Health shall furnish to Cubist a copy of the report by such Regulatory Authority regarding any such inspection to the extent that the report relates to the Processing of the Product.  Cubist shall notify Cardinal Health of any visits by Regulatory Authorities to facilities manufacturing the API, performing testing on the Product, or performing other services in connection with the Product if Cubist reasonably believes that such visit may result in an inspection of the Facilities.

9.5           Recall.  In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Cardinal Health shall immediately notify Cubist in writing. Cardinal Health will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Cubist, unless otherwise required by Applicable Laws. In the event Cubist believes a recall, field alert, Product withdrawal or field correction may be necessary with

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

respect to any Product provided under this Agreement, Cubist shall immediately notify Cardinal Health in writing and Cardinal Health shall provide all necessary cooperation and assistance to Cubist.  The cost of any recall, field alert, Product withdrawal or field correction shall be borne by Cubist except to the extent such recall, field alert, Product withdrawal or field correction is caused by Cardinal Health’s breach of its obligations under this Agreement or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by Cardinal Health.  For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Cardinal Health or Cubist, as the case may be, for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5.

9.6           Quality Agreements.  Within six (6) months following the execution of this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as Exhibit C. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein.  In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

9.7           Access to Drug Master File.  Cardinal shall grant Cubist reference rights to all Drug Master Files (as described in 21 CFR 314.420) necessary to support Cubist’s applications for approval of Product by Regulatory Authorities; provided, that, Cardinal Health shall not file a Type II DMF for Product.  Cardinal shall update its Drug Master Files annually and shall inform Cubist prior to any modifications thereto in order to permit Cubist to amend or supplement any affected regulatory submissions.

9.8           Inventory Reports.  Cardinal shall provide Cubist with up to date quarterly inventory reports within [ ]* of the end of each calendar quarter. Such reports shall specify amounts of both API and Product.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1         Limited Warranty.  Cardinal Health represents and warrants to Cubist that Product supplied hereunder shall, at the time of delivery, conform to the Product Specifications and Applicable Laws, and will have been Processed in conformance with the Product Specifications and Applicable Laws.  THE LIMITED WARRANTIES SET FORTH IN THIS ARTICLE 10 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR THE OTHER WARRANTIES EXPRESSED IN THIS ARTICLE 10, CARDINAL HEALTH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROCESSING OR THE PRODUCT.

10.2         API.  Cubist warrants and covenants that the API will, at the time of delivery by Cubist to Cardinal Health, meet the applicable API specifications and will have been produced in compliance with Applicable Laws.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

10.3         Release Responsibility.   Cubist represents and warrants that it will not release any Batch of Product if the required Certificates of Analysis indicate that the Product does not comply with the Specifications.

10.4         Artwork.  Cubist represents and warrants that to the best of its knowledge the artwork provided to Cardinal Health does not infringe on any third party’s intellectual property rights, including, but not limited to, copyright, trademark or trade name.  Cubist further represents that all artwork and the content thereof provided to Cardinal Health shall comply with all Applicable Laws.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

10.5         Intellectual Property.  Cubist represents and warrants to Cardinal Health that to the best of its knowledge Cubist has all necessary authority and right, title and interest in and to any copyrights, trademarks, trade secrets, patents, inventions and developments related to the Product and the manufacture thereof existing as of the Effective Date, and Cubist hereby grants to Cardinal Health a non-exclusive, royalty-free license thereunder, without any right to sublicense, solely to the extent necessary for Cardinal Health to perform its obligations under this Agreement. Cardinal Health represents and warrants to Cubist that the work to be performed by Cardinal Health under this Agreement, other than as specifically instructed or approved in the Master Batch Record by Cubist, will not violate or infringe upon any trademark, tradename, copyright, patent or other rights held by any person or entity.

10.6         Existence and Power.  Each party hereby represents and warrants to the other party that such party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

10.7         Authorization and Enforcement of Obligations.  Each party hereby represents and warrants to the other party that such party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.  The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

10.8         No Consents.  Each party hereby represents and warrants to the other party that all necessary consents, approvals and authorizations of all Regulatory Authorities, agencies and other persons required to be obtained by such party in connection with the Agreement have been or will be obtained as of the date of any Processing.

10.9         No Conflict.  Each party hereby represents and warrants to the other party that the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

10.10       Statement on Auditing Standards 70.  In the event that Cardinal Health decides in its sole discretion to compile and maintain a Type II Statement on Auditing Standards 70 qualification (“SAS 70 Qualification”) with respect to the Facility, Cardinal Health shall make available to Cubist Cardinal Health’s most recent SAS 70 Qualification reports upon Cubist’s request.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE 11

CONFIDENTIAL INFORMATION

11.1         Nondisclosure.  During the Term of this Agreement and for a period of [ ]* after expiration or termination of this Agreement, neither party shall:

(a)           disclose, publish or otherwise make available (orally or in writing) any Confidential Information of the other party to any third party (except any employee, advisor, agent or consultant of the receiving party who has a need to know or to have access to such Confidential Information) and except as required by Applicable Laws or in the course of litigation or other legal or administrative proceedings; or

(b)           use any Confidential Information of the other party except in connection with performance of this Agreement or upon express prior written consent of the other party.

11.2         Confidential Information.  For purposes of this Agreement, “Confidential Information” means any and all information disclosed by a party at any time in connection with this Agreement, except for any information which the receiving party can establish by competent written evidence (a) was known to the receiving party at the time of disclosure by the disclosing party, (b) was generally available to the public at the time of disclosure by the disclosing party, (c) after disclosure by the disclosing party, became generally available to the public other than in breach of this Article 11, (d) after disclosure by the disclosing party, became known to the receiving party from a third party lawfully disclosing such information, or (e) was independently developed or discovered by the receiving party without use of the disclosing party’s Confidential Information.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1         Ownership of Existing Technologies.  All rights to and interests in Cubist’s Intellectual Property existing as of the Effective Date, including without limitation Cubist’s rights in the Product, the API, or the formulation thereof (“Cubist’s Existing IP”) and Cubist’s Confidential Information shall remain vested solely in Cubist and no right or interest therein is transferred or granted to Cardinal Health under this Agreement except as provided in Section 10.5.  All rights to and interests in Cardinal Health’s Intellectual Property existing as of the Effective Date (“Cardinal Health’s Existing IP”) and Cardinal Health’s Confidential Information shall remain vested solely in Cardinal Health and no right or interest therein is transferred or granted to Cubist under this Agreement except as provided in Section 12.3.

12.2         Cubist Inventions. Cubist shall own all data, work product, results, reports, inventions, developments, technologies and information, whether or not patentable, including without limitation any Intellectual Property, that are generated by Cardinal Health in connection with its performance under this Agreement and arise from, are based upon, or relate to Cubist’s Existing Intellectual Property or Cubist’s Confidential Information (“Cubist Inventions”) with the exception that Cubist Inventions shall not include any Process Invention.  As used herein, “Process Invention” means any discovery, development, technology or information directed to

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

any manufacturing, packaging or analytical process or methodology, developed by Cardinal Health in connection with its performance under this Agreement, whether or not patentable, that does not relate exclusively to the Product and/or the API. For the avoidance of doubt, such discoveries, developments, technology and information that do relate exclusively to the Product and/or the API shall be Cubist Inventions.  Cubist will be responsible for obtaining patent protection on inventions relating to the Cubist Inventions at its own cost.  Cardinal Health agrees to execute all documents necessary to perfect title in any Cubist Inventions in Cubist.

12.3         Cardinal Health Inventions.  Cardinal Health shall own Process Inventions and all inventions, developments, technologies and information, whether or not patentable that arise from, are based upon, or relate to the Process Inventions or Cardinal Health’s Confidential Information or Cardinal Health’s Intellectual Property, but excluding any Cubist Inventions (“Cardinal Health Inventions”).  Cardinal Health will be responsible for obtaining patent protection on Cardinal Health Inventions at its own cost.  Cubist agrees to execute all documents necessary to perfect title in any Cardinal Health Inventions in Cardinal Health.  Cardinal Health hereby grants to Cubist a [ ]* license to use the Process Inventions, Cardinal Health Inventions, any other Cardinal Health Intellectual Property and Cardinal Health Confidential Information solely as necessary for Cubist to manufacture, market, distribute and sell Product meeting the Specifications.

12.4         Cubist’s Marks.  Cubist’s Marks (whether owned by or licensed to Cubist) shall remain the exclusive property of, and any use thereof by Cardinal Health shall inure to the exclusive benefit of, Cubist.  This Agreement shall not constitute a license to Cardinal Health to use Cubist’s Marks for any other purpose than in connection with Cardinal Health’s performance of its duties under this Agreement and in the form in which they are provided by Cubist, or as approved in writing in advance by Cubist.  Upon termination of this Agreement for whatever reason, Cardinal Health’s use of Cubist’s Marks shall cease.  Cardinal Health shall not alter Cubist’s Marks without the prior written consent of Cubist.  Cardinal Health shall not at any time do or permit any act to be done which may in any way impair the rights of Cubist in Cubist’s Marks.  Cardinal Health shall not obtain or assert any claim to any trademark protection relating to Cubist’s Marks (whether owned by or licensed to Cubist), and any rights so obtained shall be immediately transferred to Cubist.  Cardinal Health shall advise Cubist of any conflict of which Cardinal Health becomes aware between Cubist’s Marks and the name, trademarks or trade names of any third party.

ARTICLE 13

INDEMNIFICATION

13.1         Indemnification by Cardinal Health.  Cardinal Health shall indemnify and hold harmless Cubist, its Affiliates, directors, officers, employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any action by any third party arising out of or resulting from Cardinal Health’s: (a) negligence or willful misconduct; (b) breach of its representations, warranties or obligations set forth in this Agreement; (c) infringement or violation of a third party’s patent, trade secret, copyright, trademark or other proprietary rights, other than to the extent caused by Cubist’s express instructions to Cardinal

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Health or by use of Cubist’s Confidential Information or Cubist’s Existing IP in accordance with this Agreement, except to the extent that such action arises out of or results from the material breach of this Agreement by Cubist or the negligence or willful misconduct of Cubist.

13.2         Indemnification by Cubist.  Cubist shall indemnify and hold harmless Cardinal Health, its Affiliates, directors, officers employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any action by any third party arising out of or resulting from Cubist’s (a) negligence or willful misconduct; (b) breach of its representations, warranties or obligations set forth in this Agreement; (c) sale, promotion, distribution or use of the Product, including, without limitation, Product liability or strict liability; or (d) infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights resulting from the sale, promotion, distribution or use of Product or the or by use of Cubist’s Confidential Information or Cubist’s Existing IP in accordance with this Agreement, except to the extent that any such action arises out of or results from the material breach by Cardinal Health of this Agreement, or the negligence or willful misconduct of Cardinal Health.

13.3         Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense), and not compromising or settling any claim or liability without prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 14

INSURANCE

14.1         Cardinal Health.  Cardinal Health shall, by and through its parent, Cardinal Health, Inc. and at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than [ ]*; (ii)  Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [ ]*; (iii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [ ]*; (iv) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than [ ]* covering sums that Cardinal Health becomes legally obligated to pay as damages resulting from claims made by Cubist for errors or omissions committed in the conduct of the services outlined in the Agreements.  In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance.  In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than [ ]* following the termination or expiration of this Agreement.  Cubist shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement.  Cardinal

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Health shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cubist as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies.  Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2         Cubist Insurance.  Cubist shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than [ ]*; (ii) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than [ ]*; (iii) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Cubist’s property while it is at Cardinal Health’s Facilities or in transit to or from Cardinal Health’s Facilities.  In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than [ ]* following the termination or expiration of this Agreement.  Cubist shall obtain a waiver from any insurance carrier with whom Cubist carries Property Insurance releasing its subrogation rights against Cardinal Health.  Cubist shall not seek reimbursement for any property claim, or portion thereof, that is not fully recovered from Cubist’s Property Insurance policy.  Cardinal Health and its Affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the Products and completed operations outlined in this Agreement.  Cubist shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies.  Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 15

TERM AND TERMINATION

15.1         Term.  This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated under Section 15.2 below (the “Term”).  This Agreement shall thereafter automatically renew for additional one (1) year periods, unless either party provides the other party with one hundred and eighty (180) days written notice prior to any such renewal that such party does not want the Agreement to renew.

15.2         Termination by Cubist.  Cubist may terminate this Agreement as provided in [ ]*.

15.3         Termination by Either Party.

(a)           Material Breach.  Either party may terminate this Agreement immediately, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of the sixty (60) day period following the non-breaching party’s provision of written notice to the other party of such breach;  provided, however, that failure to pay amounts due under this Agreement that are not disputed in good faith within thirty (30) days after such payments are due and receipt of notice from the party to whom such payment is due shall constitute cause for

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

immediate termination of this Agreement, or at the discretion of the party to whom such payment is due, such party shall be relieved of any further obligation to perform under this Agreement until all outstanding payments are brought current.

(b)           Bankruptcy.  Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

15.4         Force Majeure.  If any default or delay occurs which prevents or materially impairs a party’s performance and is due to a cause beyond the party’s reasonable control, and provided that the default or delay is not caused by or the fault of such party, including but not limited to an act of God, flood, fire, explosion, earthquake, war, revolution, civil commotion, blockade or embargo, the affected party shall promptly notify the other party in writing of such cause and shall exercise reasonable commercial efforts to resume performance under this Agreement as soon as possible.  Neither party will be liable to the other party for any loss or damage due to such cause, and the Term will not be extended thereby.  Neither party may terminate this Agreement because of such default or delay except upon thirty (30) days prior written notice to the other party if the default or delay has existed for three (3) months and is continuing at the end of the thirty (30) day notice period.

15.5         Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.  The rights and obligations of the parties shall continue under Articles 5, 6 and 7 (only with respect to outstanding Purchase Orders), 9, 10, 11, 12, 13, 16, 17 and 18, and Sections 3.4, 15.5, notwithstanding expiration or termination of this Agreement.

ARTICLE 16

LIMITATIONS OF LIABILITY

16.1         CARDINAL HEALTH’S TOTAL LIABILITY FOR LOSSES TO API, BULK DRUG PRODUCT OR OTHER MATERIALS PROVIDED BY CUSTOMER (OTHER THAN AS A RESULT OF [ ]*), WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT SHALL NOT EXCEED [ ]* PER BATCH, EXCEPT WHERE SUCH LOSSES OCCUR SPECIFICALLY AS A RESULT OF CARDINAL HEALTH’S FAILURE TO [ ]* OF PRODUCT, OR [ ]* OF PRODUCT INTO [ ]* IN ACCORDANCE WITH THE SPECIFICATIONS, IN WHICH CASE, CARDINAL HEALTH’S LIABILITY FOR SUCH LOST PRODUCT SHALL NOT EXCEED THE LESSER OF [ ]* FOR EACH [ ]* OF LOST PRODUCT OR [ ]*.  FOR PURPOSES OF THIS SECTION, THE TERM “LOST PRODUCT” SHALL ONLY MEAN LOSSES OF PRODUCT (A) WHICH ARE REJECTED AFTER COMPLETION OF INSPECTION OF [ ]* PRODUCT, AND (B) WHICH RESULT SOLELY FROM CARDINAL HEALTH’S FAILURE TO [ ]* OF PRODUCT, OR [ ]* OF PRODUCT INTO [ ]* IN ACCORDANCE WITH THE SPECIFICATIONS, AND (C) SOLELY TO THE EXTENT SUCH LOSSES OF PRODUCT EXCEED [ ]* OF THE TOTAL NUMBER OF [ ]* VIALS THAT PASSED INSPECTION FROM THE SAME BATCH.   IN NO EVENT SHALL

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION SECTION 16.3) EXCEED, OTHER THAN FOR [ ]*, THE GREATER OF: (I) [ ]*; OR (II) [ ]* OF [ ]* PAID BY CUBIST TO CARDINAL HEALTH [ ]*; PROVIDED, HOWEVER, IN THE CASE OF (II), IN NO EVENT SHALL CARDINAL HEALTH’S TOTAL LIABILITY EXCEED [  ]*.

16.3         WITH THE EXCEPTION OF [ ]*, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT.

ARTICLE 17

NOTICE

Any notice from either party to the other party will be effective upon receipt and must be personally delivered to such party or sent to such party by deposit in the United States mail, first class, postage prepaid or telecopy transmission (with written confirmation copy to follow via United States mail), to the address for such party below or such other address as a party may designate from time to time in accordance with this Section:

To Cubist:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421
Attn: VP Manufacturing
Facsimile: 781.861.1585

With a copy to:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421
Attn: General Counsel
Facsimile: 781.860.1407

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

To Cardinal Health:	Cardinal Health PTS, LLC
4401 Alexander Blvd., NE
Albuquerque, NM 87107
Attn: General Manager
Facsimile: (505) 345-7513

With a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attn: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services
Facsimile: (614) 757-5051

ARTICLE 18

MISCELLANEOUS

18.1         Entire Agreement; Amendments.  This Agreement and the Development Agreement constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof.  In the case of any conflict between the terms and conditions of this Agreement and those of the Development Agreement with respect to the subject matter hereof, the terms and conditions of this Agreement shall control.    For the avoidance of doubt, the Packaging Agreement shall remain in full force and effect with respect to Cubicin processed by a third party in accordance with the terms and conditions thereof and shall not be amended in any respect by this Agreement.  No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2         Captions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

18.3         Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4         No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in one (1) or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

18.5         Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6         Independent Contractors.  The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7         Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may without the other party’s consent assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8         Governing Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, excluding its conflicts of law provisions.

18.9         Alternative Dispute Resolution.  If a dispute, controversy or disagreement (“Dispute”) arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents or Senior Executives of Cardinal Health and Cubist for their consideration and resolution.  If such parties cannot reach a resolution of the Dispute within twenty-one (21) days of presentation to the respective presidents or Senior Executives, then such Dispute shall be resolved by binding Alternative Dispute Resolution in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, New York, NY 10017.  Arbitration shall be conducted in the jurisdiction of the defendant party.

18.10       Prevailing Party.  In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs in such proceeding.

18.11       Injunctive Relief.  Notwithstanding Sections 18.9 and 18.10 or anything else herein to the contrary, a party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate or irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.  Despite such action, the parties will continue to participate in good faith in the resolution of a Dispute in accordance with Section 18.9.

18.12       Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument.

18.13       Public Announcements. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC	CUBIST PHARMACEUTICALS, INC.

By:	By:

Name:	Name:

Title:	Title:

Cardinal Health, Inc., the parent company of Cardinal Health PTS, LLC, hereby guarantees performance by Cardinal Health PTS, LLC of the contractual obligations set forth in Section 14.1 of this Agreement.

AGREED TO AND ACCEPTED BY:

CARDINAL HEALTH, INC.

By:

Name:

Title:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT A

[ ]*

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT B

[ ]*

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT B-1

[ ]*

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT C

[ ]*

* Confidential Treatment Requested.  Omitted portions filed with the Commission.